Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

FANHUA Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, par value US$0.001 per share	Other(3)	161,143,768	$0.3480	(3)	$56,078,031	$0.0001102	$6,179.80
Total Offering Amounts						$56,078,031		$6,179.80
Total Fee Offsets								—
Net Fee Due								$6,179.80

(1)	These shares may be represented by the Registrant’s American depositary shares, or ADSs, each of which represents twenty ordinary shares. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-146765).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from share splits, share dividends, or similar transactions as provided in the Registrant’s 2022 Share Incentive Plan (the “2022 Plan”). Any ordinary shares covered by an award granted under the 2022 Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the 2022 Plan.
(3)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purposes of calculating the registration fee on the basis of the average of the high and low prices for the Registrant’s ADSs, as reported on the Nasdaq Global Select Market on September 7, 2023., adjusted for ADS to ordinary share ratio.